Exhibit 10.1
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
     This Amended and Restated Change of Control Agreement (this “Agreement”), dated as of                     , 2009 (the “Effective Date”), is by and between SPSS Inc., a Delaware corporation having its principal offices at 233 South Wacker Drive, Chicago, Illinois 60606 (“SPSS” or the “Company”), and                                         , a senior management employee of SPSS (the “Employee”).
     WHEREAS, the Company and the Employee are parties to that certain Change of Control Agreement dated                     , 2007 (the “Current Agreement”) and
     WHEREAS, it is now desirable to amend the Current Agreement to reflect clarifying changes to conform to changes in the Company’s incentive plan and to make certain other technical and conforming changes;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:
     1. Certain Defined Terms.
     (a) The term “Change of Control,” as used herein, shall mean any one or more of the following:
(i)	the accumulation, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of thirty three percent (33%) or more of the then outstanding common stock of SPSS;

(ii)	a merger or consolidation of SPSS in which SPSS does not survive as an independent public company;

(iii)	a sale of all or substantially all of the assets of SPSS;

(iv)	a triggering event under that certain Rights Agreement, dated as of June 18, 2008, between SPSS, Computershare Trust Company, N.A., as Rights Agent and Computershare Investor Services, L.L.C., as Transfer Agent, or any amendment, restatement or replacement thereof;

(v)	a liquidation or dissolution of SPSS; or

(vi)	a change in the composition of the Board of Directors of SPSS (the “Board”) not previously endorsed by the Board existing as of the Effective Date or the directors’ endorsed successors, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” are directors who either (A) are directors of SPSS as of the Effective Date, or (B) are nominated for election to the Board by the Nominating and Corporate Governance Committee and endorsed by the Board existing as of the Effective Date or the directors’ endorsed successors).
     Notwithstanding the foregoing, the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (I) any acquisitions of common stock or securities convertible into common stock directly from SPSS, or (II) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored or maintained by SPSS.
     (b) “Constructive Termination,” as used herein, shall mean any of the following events:
     (i) a material reduction in the Employee’s base compensation or annual incentive cash target as in effect immediately prior to the Employee’s termination of employment, which reduction occurs on or after the Change of Control Effective Date and prior to the second anniversary date of the Change of Control Effective Date; or
     (ii) any action taken by the Company or the Surviving Entity (as defined herein) following a Change of Control, for a reason other than Good Cause, which results in a material diminution of the Employee’s job assignment, duties, responsibilities, or reporting relationships which is inconsistent with his position with SPSS as it existed immediately prior to the Change of Control Effective Date; or
     (iii) a change in the Employee’s principal assigned location of employment by more than fifty (50) miles from the Employee’s principal assigned location of employment on the Effective Date (as the same may be changed prior to the Change in Control Effective Date with the Employee’s consent), which change in assigned location the Company has determined would constitute a material change in the geographic location at which the Employee is required to provide his duties.
     The Employee’s termination of employment shall not be treated as a Constructive Termination unless (A) within ninety (90) days after the initial occurrence of the applicable event that is purported to give rise to a basis for a termination on account of Constructive Termination, the Employee provides written notice of the occurrence of such event to the Company (or the Surviving Entity), (B) such event is not cured within thirty (30) days after the date of the written notice from the Employee to the Company (or the Surviving Entity), and (C) the Employee terminates employment no later than sixty (60) days after the expiration of the applicable cure period. Notwithstanding the foregoing, if the event giving rise to a Constructive Termination occurs during the thirty (30) day period immediately preceding the second anniversary date of the Change of Control Effective Date and if the requirements set forth in the preceding sentence are otherwise satisfied, then the Employee’s termination of employment shall be treated as a Constructive Termination occurring prior to the such second anniversary even though the Employee’s actual termination of employment does not occur within the twenty four (24) months immediately following the Change of Control Effective Date.

     (c) “Change of Control Effective Date,” as used herein, shall mean the date on which a Change of Control becomes effective.
     (d) “Good Cause,” as used herein, shall mean:
     (i) the Employee’s willful and continued failure to substantially perform his duties for the Company (other than any such failure resulting from the Employee’s disability) which is not cured within a reasonable period (not exceeding thirty (30) days) following the date on which the Company provides to the Employee written notice which specifies the event or behavior that forms the Company’s basis for a Good Cause termination;
     (ii) the Employee’s willful engagement in conduct which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise;
     (iii) the Employee’s engagement in fraud, theft or embezzlement;
     (iv) the Employee’s conviction of, or the Employee’s entry of a plea of nolo contendre to, a felony (determined under applicable state law); or
     (v) the Employee’s illegal use of a controlled substance.
     For purposes of clauses (i) and (ii) above under this definition of Good Cause, no act, or failure to act, on the part of the Employee shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
     (e) “Surviving Entity,” as used herein, shall mean (i) SPSS, or (ii) the entity surviving a transaction between SPSS and another company (with the term “company” to include but not be limited to any individual, group of individuals, partnership, corporation, or other similar entities) if SPSS does not survive the transaction.
     2. Treatment of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights upon Change of Control. In the event of a Change of Control (regardless of whether the Employee’s employment is terminated in connection with such Change of Control), the Employee shall be entitled to the following benefits (which benefits shall be distributed only in compliance with the terms of Section 5 hereof):
     (a) all of the Employee’s outstanding stock options (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (i) shall accelerate and shall be deemed to be exercised in full upon the Change of Control Effective Date by means of a cashless exercise and (ii) if applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control;
     (b) all of the Employee’s outstanding restricted stock units (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (i) shall accelerate and be deemed to be fully vested upon the Change of Control Effective Date and (ii) if applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control;
     (c) all restrictions on transferability of outstanding restricted stock held by the Employee on the Change of Control Effective Date shall accelerate and shall be deemed to have terminated immediately prior to the Change of Control Effective Date, and, if applicable, such restricted stock shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control; and
     (d) all of the Employee’s outstanding stock appreciation rights (vested and unvested) granted by SPSS prior to the Change of Control Effective Date (i) shall accelerate and shall be deemed to be exercised in full upon the Change of Control Effective Date and the value thereof shall be exchanged for SPSS stock at the market value of such stock immediately prior to the Change of Control Effective Date and (ii) if applicable, with regard to the underlying stock, shall be exchanged, on the Change of Control Effective Date, for a proportionate share of any consideration to be paid to the shareholders generally in connection with the Change of Control.
     If any of the payments set forth above would be subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments on the Change of Control Effective Date shall be permitted only if the Change of Control is a change in control event as defined in section 409A and applicable regulations issued thereunder and only if payments would be permitted to the Employee as a result of the change in control event as a service provider to the relevant corporation undergoing the applicable change in control event. If payments would not be permitted under the foregoing provisions, all vesting provisions and accelerated transfer provisions shall continue to apply but any payments will not be accelerated and shall instead be made as of the original payment date as determined under the applicable award.
     3. Termination in Connection with a Change of Control. Subject to the provisions of Section 1(b), if, upon the Change of Control Effective Date or within twenty four (24) months after the Change of Control Effective Date, SPSS or the Surviving Entity terminates the Employee’s employment without Good Cause or the Employee terminates his employment in a manner that constitutes a Constructive Termination, the Employee shall be entitled to the following severance package (the “Severance Package”):
     (a) a lump sum payment, to be paid by the Surviving Entity within thirty (30) days following the date on which the Employee’s employment is terminated, equal to the sum of:
     (i) the greater of (A) the Employee’s base salary from SPSS for the full fiscal year immediately preceding the year in which the Change of Control Effective Date occurred or (B) the base salary to be received by the Employee for the then-current fiscal year, as approved by the Board, SPSS or the Surviving Entity, as the case may be; and

     (ii) the quotient of (A) the aggregate incentive cash payments that the Employee received for the two (2) fiscal years of the Company ending immediately prior to the Employee’s termination date, divided by (B) two (2);
     (b) for a period of eighteen (18) months following the date on which the Employee’s employment was terminated, at the cost of the Surviving Entity, the same health and welfare benefits that the Employee was receiving at the time the Employee’s employment was terminated; and
     (c) professional outplacement services, but not to exceed a term of twelve (12) months, at a level customary for an executive, to be provided by a firm mutually acceptable to SPSS and the Employee.
     Benefits provided pursuant to Section 3(b) shall be considered part of, and not in addition to, any benefits required to be provided to the Employee pursuant to COBRA or applicable state law. For purposes of calculating the payment to be made to the Employee pursuant to Section 3(a)(ii), the aggregate incentive cash payments for the two (2) fiscal years of the Company ending immediately prior to the Employee’s termination date shall be calculated by taking into account the incentive cash award that would have been awarded to the Employee for the full applicable fiscal period ending immediately prior to the Employee’s termination date had the Employee’s termination date not occurred prior to the date on which incentive cash awards were awarded to executives for that applicable fiscal period.
     4. Non-Competition
     (a) The Employee hereby covenants and agrees that, for a period of eighteen (18) months following the Employee’s termination of employment under circumstances which entitle the Employee to the Severance Package provided in Section 3 above, the Employee shall not (i) directly or indirectly (whether through a partnership of which the Employee is a partner or through any other individual or entity in which the Employee has any interest, legal or equitable), engage in any business competitive with the business of the Surviving Entity, (ii) directly or indirectly (whether through a partnership of which the Employee is a partner or through any other individual or entity in which the Employee has any interest, legal or equitable), solicit or otherwise engage with any customers or clients of the Surviving Entity, in any transactions which are competitive with the software business of the Surviving Entity which the Surviving Entity did engage or could have engaged in with those customers or clients, or (iii) directly or indirectly (whether through a partnership of which the Employee is a partner or through any other individual or entity in which the Employee has an interest, legal or equitable), assist any person in the development, programming, servicing, maintenance, manufacture, sale, licensing, distribution or marketing (including, without limitation, giving away software) of software and related products in competition with the Surviving Entity’s products, in each case in the United States of America or any country where the Surviving Entity, or its subsidiaries or affiliates, are doing business with respect to the Surviving Entity’s products and services, in each case excluding passive investment interests of less than two percent (2%) in corporations whose stock is registered under the Exchange Act.

     (b) The Employee understands that a breach by him of this Section 4 may cause substantial injury to the Surviving Entity, which may be irreparable and/or in amounts difficult or impossible to ascertain, and that in the event the Employee breaches this Section 4, the Surviving Entity shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, the Employee acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect the Surviving Entity’s legitimate interests and are reasonable in scope, area and time, and that if, despite this acknowledgement and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period, area, or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period, area, or scope under such circumstances shall be substituted for the period, area, or scope stated in such provision.
     (c) Should the Employee breach this Section 4, any severance payments which have not yet been paid or have not yet otherwise been provided to the Employee shall not be paid or provided, and the Surviving Entity shall be entitled to pursue all other available legal or equitable remedies.
     5. 409A Compliance. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A and if such payment is to be paid on account of the Employee’s separation from service (within the meaning of section 409A of the Code) and if the Employee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any payment is required to be made prior to the first day of the seventh month following the Employee’s separation from service, such payment shall be delayed until the first day of the seventh month following the Employee’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the termination of the Employee’s employment, the determination as to whether the Employee has had a termination of employment shall be made in accordance with section 409A and the guidance issued thereunder.
     6. Prior Agreements. SPSS and the Employee hereby agree that the terms of this Agreement shall supersede and replace the terms of any prior change of control agreement(s) or arrangement(s) between SPSS and the Employee, including the Current Agreement, and, upon execution of this Agreement, the terms of such prior change of control agreement(s) or arrangement(s), including the Current Agreement, shall no longer be in effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SPSS INC.
By:
	Name:	Jack Noonan
	Its:	President and Chief Executive Officer

EMPLOYEE

[Employee]